EXHIBIT 99.1

Internap Names Former President of BellSouth Telecommunications

& Lucent Executive to Board of Directors

— Industry Veterans Expand Services & Infrastructure Experience —

ATLANTA – JULY 29, 2003 – Internap® Network Services Corporation (NASDAQ: INAP), the leading provider of performance-based Internet routing services, today announced the appointment of two highly respected communications industry veterans – former BellSouth executive Charles B. Coe and Lucent Technologies executive James P. DeBlasio – to the company’s Board of Directors.

Coe is a 28-year veteran of the telecommunications industry, including 15 years with BellSouth. During his career, he served as President of BellSouth Network Services; President of BellSouth Telecommunications; President of BellSouth International; and Group President of Customer Operations for BellSouth Telecommunications. Previously, Coe had served in various management positions with AT&T Communications and American Telesystems Corporation.

DeBlasio has 22 years of financial experience in the telecommunications industry, holding key senior leadership roles in financial planning & analysis, portfolio analysis and strategic planning. He is currently Financial Vice President for Lucent Technologies’ Mobility Solutions Group, where he has overall financial responsibility for the business segment. Previously, DeBlasio held key management roles at AT&T and Lucent, including: CFO Operations Systems business unit; CFO Optical Networking Group; CFO Wireless Networks Group; CFO Global Public Networks business unit; and lead financial executive for Bell Labs.

“Charlie and Jim possess deep knowledge of the communications industry and substantial expertise in public company matters,” said Greg Peters, president and Chief Executive Officer of Internap, in making the announcement. “With their addition to the Board, we gain significant experience and leadership in both the Services and Infrastructure sectors. The company will benefit greatly from their broad experience and industry perspectives. We are extremely pleased to welcome Charlie and Jim to our Board.”

“The growth, stability and performance of the public Internet has been one of the great challenges facing the communications industry,” noted Coe. “I’m pleased to be joining the Internap Board and to be working with the company that has proven the viability of the Internet for carrier-class business applications.”

“Internap has demonstrated strong financial discipline in managing through difficult economic challenges and is now positioned to capitalize on strategic growth opportunities,” said DeBlasio. “I’m looking forward to joining the Internap Board and contributing to the company’s future.”

Coe holds an MBA degree from Georgia State University and a BS degree from The Citadel. DeBlasio holds an MBA degree in Finance and Financial Portfolio Analysis from Seton Hall University and a BS degree in Industrial Management from Villanova University.

About Internap

Founded in 1996, Internap offers business customers enhanced network services through a portfolio of Internet-based solutions that utilize all major domestic IP backbones. The company’s patented and patent-pending route management technology and industry-leading service level guarantees promise 100 percent Internet availability, allowing customers to bypass congestion points and avoid other difficulties that plague conventional Internet connectivity. Internap currently serves nearly 1,400 Fortune 500 and mid-tier business customers in the financial services; travel/hospitality; manufacturing; media/entertainment; technology and retail industries. The company provides services in numerous key markets throughout the United States, Europe and Japan including Atlanta, Boston, Chicago, London, Los Angeles, New York, San Francisco, San Jose, Seattle, Tokyo and Washington, D.C. For more information, please visit www.internap.com.

# # #

Media Contact:	Internap Network Services C. David Sutton 404.302.9721 dsutton@internap.com